Exhibit 99.1
Aspect Medical Systems, Inc.

FOR FURTHER INFORMATION:

AT THE COMPANY:			AT THE FINANCIAL
RELATIONS BOARD:
Mike Falvey	J. Neal Armstrong	Emily Anderson	Kathy Waller
VP, CFO	VP, Investor Relations	Media Inquiries	Analyst Inquiries
(617) 559-7363	(617) 559-7162	(617) 559-7032	(312) 640-6696
FOR IMMEDIATE RELEASE
Wednesday, February 8, 2006
ASPECT MEDICAL SYSTEMS, INC. REPORTS OPERATING RESULTS
FOR FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2005
Highlights of the Quarter Compared with Q4 2004
•	Worldwide total revenue increased 37%

•	Worldwide product revenue increased 27%

•	Worldwide sensor revenue increased 31%

•	Worldwide monitor and module sales exceeded 2,200 units, an increase of 58%, and worldwide sensor sales exceeded 1,000,000 units, an increase of 30%

•	Net income was $3.1 million in Q4 2005 compared with $1.0 million in Q4 2004 and net income per diluted share was $0.13 compared with $0.04 in Q4 2004
Newton, Mass., February 8, 2006—Aspect Medical Systems, Inc. (NASDAQ: ASPM), reported today that revenue was $21.6 million for the fourth quarter of 2005, an increase of 37% over revenue of $15.7 million in the fourth quarter of 2004. Product revenue was $19.8 million, a 27% increase from $15.6 million in the fourth quarter of 2004. Gross margin percent for the quarter was 76.0% compared with 76.4% in the fourth quarter of 2004.
Operating expenses were $14.0 million for the quarter, an increase of 23% from $11.3 million in the fourth quarter of 2004. Most of the expense growth was in our neuroscience research and development programs for which we record alliance revenue. We continued to demonstrate strong operating leverage in our sales and marketing, and general and administrative areas, as expenses grew at a slower rate than revenue.
Net income for the quarter was $3.1 million, or $0.13 per share on 24.5 million diluted shares outstanding, compared with net income of $955,000 or $0.04 per share on 23.0 million diluted shares outstanding in the fourth quarter of 2004.

Aspect Medical Systems, Inc.

For the full year ended December 31, 2005, revenue was $77.0 million, an increase of 39% over revenue of $55.6 million for the year ended December 31, 2004. Product revenue was $73.5 million for the year ended December 31, 2005, an increase of 34% over product revenue of $54.9 million for the year ended December 31, 2004. Highlights of the performance in 2005 compared to 2004 include a 35% increase in worldwide sensor revenue and a 93% increase in the number of BIS monitors and module units sold. In 2005 more than 8,000 BIS monitors and modules were sold worldwide. Net income for the year ended December 31, 2005 was $8.5 million, or $0.35 per share on 23.9 million diluted shares outstanding, compared with net income of $303,000, or $0.01 per share on 22.3 million diluted shares outstanding for the year ended December 31, 2004.
“Q4 capped a great 2005 for Aspect. We are very pleased with the rapid rate of growth in 2005 in our installed base and in sensor revenue. We are particularly pleased that we have been able to do so while delivering better than expected earnings for the year. The leverage from our high-margin sensor business combined with careful control of our operating expenses have been the keys in the success of this model,” said Nassib Chamoun, president and chief executive officer.
Revenue Analysis — (see attached unaudited consolidated revenue data)
Domestic revenue was $16.6 million for the fourth quarter and $58.4 million for the year ended December 31, 2005, an increase of 35% and 34%, respectively, over the fourth quarter of 2004 and over the prior year. Domestic sensor revenue increased 30% from the fourth quarter of 2004 to the fourth quarter of 2005. The increase resulted from a 28% increase in sensor unit volume combined with a 2% increase in sensor average unit price. Domestic equipment revenue decreased by 4% due to a 24% decrease in average unit prices partially offset by a 26% increase in monitor and module units sold. Domestic strategic alliance revenue increased to $1.8 million in the fourth quarter of 2005 compared with $154,000 in the fourth quarter of 2004 as the Company’s strategic research alliance with Boston Scientific ramped up.
International revenue was $5.0 million for the fourth quarter and $18.6 million for the year ended December 31, 2005, an increase of 47% and 56%, respectively, over the fourth quarter of 2004 and over the prior year. The growth in international revenue in the fourth quarter of 2005 from the fourth quarter of 2004 reflects a 36% increase in sensor revenue and a 57% increase in equipment revenue.
Liquidity and Capital Resources
At December 31, 2005, the Company had cash, cash equivalents and marketable securities of $61.3 million, stockholders’ equity of $67.4 million and no debt. At December 31, 2004, the Company had cash, cash equivalents and marketable securities of $43.7 million, stockholders’ equity of $45.6 million and total debt of $497,000.
Outlook for the First Quarter of 2006
“In 2006, we plan to build on our 2005 accomplishments,” said Nassib Chamoun “Key initiatives in the first part of 2006 include the launch of our new BIS monitor, VISTA, which we expect to roll out in Q1, and expansion of our U.S. sales organization. Earlier this quarter we added five (5) new territories to our U.S. sales organization to capitalize on our momentum following the American Society of Anesthesiologists (ASA) House of Delegates decision to adopt a practice advisory on intraoperative awareness and brain function monitoring last October. We anticipate that these product launch and sales force expenses will have a modest impact on earnings growth in Q1, but will yield benefits later in the year. We expect more and more hospitals will recognize the importance of making brain monitoring available in every operating room that serves patients at risk of

Aspect Medical Systems, Inc.

awareness. We also believe that Q1 will see further progress in the BRITE trial as more sites begin patient enrollment. We remain optimistic that this trial will demonstrate the potential for our technology as a tool for assisting clinicians in the treatment of patients with depression,” Chamoun said.
For Q1 2006, the Company is forecasting that total revenue will be within a range of $21.5 million to $22.2 million, product revenue will be within a range of $20.5 million to $21.0 million, and that net income per diluted share will be within a range of $0.03 — $0.04 on a GAAP basis (United States generally accepted accounting principles). On a non-GAAP basis, after excluding the impact of stock-based compensation, the Company expects that net income per diluted share will be within a range of $0.11 to $0.12. See below under the heading “Use of Non-GAAP Financial Measures” for a discussion of the Company’s use of such measures.
Use of Non-GAAP Financial Measures
In addition to financial measures prepared in accordance with GAAP, this press release also contains a non-GAAP financial measure of expected net income per diluted share, which excludes the expected impact of stock-based compensation expense. The non-GAAP financial measure included in this press release is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. With respect to the forward-looking information presented, we exclude the expected impact of stock-based compensation expense in this non-GAAP measure because such item is difficult to forecast accurately for future periods as it includes significant assumptions and estimates of future stock-based compensation activity. We believe that the inclusion of this non-GAAP financial measure in this press release helps investors to gain a meaningful understanding of our future prospects, consistent with how management measures and forecasts our performance, especially when comparing such results to previous periods or forecasts. Our management uses this non-GAAP measure, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. This measure is also used by management in their financial and operating decision-making.
The non-GAAP financial measure included in this press release may be different from, and therefore may not be comparable to, similar measures used by other companies. A reconciliation of the non-GAAP financial measure used in this press release to the most directly comparable GAAP financial measure, which is net income per diluted share, is set forth in the financial tables this press release.
Conference Call Scheduled for 10:00 a.m. ET Today
Aspect will hold a conference call to discuss the results of the fourth fiscal quarter of 2005 and management’s outlook for the first fiscal quarter of 2006 at 10:00 a.m. Eastern Time today, Wednesday, February 8, 2006. The call can be accessed live by dialing 1-800-665-0430 (domestic), 1-913-312-1300 (international), or access the webcast at http://www.aspectmedical.com on the investor page, or http://www.earnings.com. It also will be available for replay until February 15, 2006, by dialing 1-888-203-1112 (domestic), or 1-719-457-0820-(international), access code 6880724. The web cast replay will also be available on Aspect’s website at http://www.aspectmedical.com on the investor page.
About the Company
     Aspect Medical Systems, Inc. (NASDAQ: ASPM) is a global market leader in brain monitoring technology. To date, the Company’s Bispectral Index (BIS) technology has been used to assess more than 14.1 million patients and has been the subject of approximately 2,300 published articles and abstracts. BIS technology is installed in approximately 69 percent of hospitals listed in the July 2005 U.S. News and World Report ranking of America’s Best Hospitals and in approximately 45 percent of all domestic operating rooms. In the last twelve

Aspect Medical Systems, Inc.

months BIS technology was used in approximately 14 percent of all U.S. surgical procedures requiring general anesthesia or deep sedation. BIS technology is available in more than 160 countries. Aspect Medical Systems has OEM agreements with seven leading manufacturers of patient monitoring systems.
Safe Harbor Statement
Certain statements in this release are forward-looking and may involve risks and uncertainties, including statements with respect to the Company’s expectations with respect to increases in sensor sales and success of its business model, expected results of operations for future periods, including the expected impact of stock based compensation, and ability to remain profitable, the expected introduction of the Company’s new VISTA monitoring product, the expansion of the Company’s sales force, acceleration in the pace of the BRITE trial and expected results of such trial, the impact of the October 2004 Sentinel Event Alert, the impact of the ASA’s guidance concerning intraoperative awareness and the role of brain function monitoring, the worldwide market acceptance and expected growth in sales of the Company’s products and the Company’s ability to maintain market momentum. There are a number of factors that could cause actual results to differ materially from those indicated by these forward-looking statements. For example, the Company may not be able to control expenses or grow its sales force. The Company may also not continue to experience a positive impact on its business from the Sentinel Event Alert or the ASA practice advisory, or be able to achieve widespread market acceptance of its BIS monitoring technology, or to compete with new products or alternative techniques that may be developed by others, including third-party anesthesia monitoring products approved by the FDA. The Company also faces competitive and regulatory risks relating to its ability to successfully develop and introduce enhancements and new products. In addition, the Company has limited sales and marketing experience both in the U.S. and internationally, and if it is unable to develop and implement a successful sales and marketing strategy, including with respect to its own sales force, domestic and international distributors, original equipment manufacturers and other direct and indirect sales channels, it will not be able to generate meaningful product revenue. In addition, the Company’s ability to remain profitable will depend upon its ability to promote frequent use of the BIS system so that sales of its BIS sensors increase. The Company will not remain profitable if hospitals and anesthesia providers do not buy and use its BIS systems in sufficient quantities. Cases of awareness with recall during monitoring with the BIS system and significant product liability claims are among the factors that could limit market acceptance. There are other factors that could cause the Company’s actual results to vary from its forward-looking statements, including without limitation those set forth under the heading “Factors Affecting Future Operating Results” in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 1, 2005, as filed with the Securities and Exchange Commission.
In addition, the statements in this press release represent the Company’s expectations and beliefs as of the date of this press release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s expectations or beliefs as of any date subsequent to the date of this press release.
For further information regarding Aspect Medical Systems, Inc., visit the Aspect Medical Systems, Inc. website at www.aspectmedical.com...
FINANCIAL TABLES FOLLOW...

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Year Ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Product revenue	$19,788	$15,562	$73,474	$54,902
Strategic alliance revenue	1,789	154	3,521	662

Total revenue	21,577	15,716	76,995	55,564

Costs of revenue	5,171	3,705	19,303	12,992

Gross profit margin	16,406	12,011	57,692	42,572

% of revenue	76.0%	76.4%	74.9%	76.6%

Operating expenses:
Research and development	3,384	1,975	10,464	7,470
Sales and marketing	8,268	7,333	30,388	26,776
General and administrative	2,322	2,041	10,291	8,946

Total operating expenses	13,974	11,349	51,143	43,192

Income (loss) from operations	2,432	662	6,549	(620)

Interest income	662	314	1,978	1,029
Interest expense	(3)	(21)	(52)	(106)

Net Income	$3,091	$955	$8,475	$303

Net income per share:
Basic	$0.14	$0.05	$0.39	$0.02
Diluted	$0.13	$0.04	$0.35	$0.01

Shares used in computing net income per share:
Basic	22,057	20,622	21,508	20,142
Diluted	24,476	23,034	23,921	22,286

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.
CONSOLIDATED REVENUE DATA
(In Thousands, Except Unit Amounts)

	Three Months Ended			Year Ended
	December 31,	December 31,	%	December 31,	December 31,	%
	2005	2004	Change	2005	2004	Change
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
REVENUE
WORLDWIDE
Sensors	$14,240	$10,904	31%	$53,321	$39,585	35%

Monitors	3,567	3,028	18%	12,446	9,551	30%
Modules	1,003	914	10%	4,851	3,008	61%
Other Equipment	978	716	37%	2,853	2,758	3%

Equipment	5,548	4,658	19%	20,150	15,317	32%

Total product revenue	19,788	15,562	27%	73,471	54,902	34%
Strategic alliance	1,789	154	1,062%	3,524	662	432%

Total Worldwide	$21,577	$15,716	37%	$76,995	$55,564	39%

DOMESTIC
Sensors	$12,051	$9,292	30%	$44,238	$34,116	30%

Monitors	2,031	2,151	(6%)	7,986	6,187	29%
Modules	265	238	11%	948	672	41%
Other Equipment	474	504	(6%)	1,734	2,001	(13%)

Equipment	2,770	2,893	(4%)	10,668	8,860	20%

Total Product revenue	14,821	12,185	22%	54,906	42,976	28%
Strategic alliance	1,789	154	1,062%	3,524	662	432%

Total Domestic	$16,610	$12,339	35%	$58,430	$43,638	34%

INTERNATIONAL
Sensors	$2,189	$1,612	36%	$9,083	$5,469	66%

Monitors	1,536	877	75%	4,460	3,364	33%
Modules	738	676	9%	3,903	2,336	67%
Other Equipment	504	212	138%	1,119	757	48%

Equipment	2,778	1,765	57%	9,482	6,457	47%

Total International	$4,967	$3,377	47%	$18,565	$11,926	56%

UNITS
WORLDWIDE
Sensors	1,005,000	772,000	30%	3,819,000	2,820,000	35%
Monitors	1,015	636	60%	3,227	1,948	66%
Modules (a)	1,223	783	56%	4,847	2,239	116%
Installed Base (b)				32,253	24,133	34%

DOMESTIC
Sensors	745,000	584,000	28%	2,758,000	2,187,000	26%
Monitors	479	386	24%	1,640	999	64%
Modules (a)	210	160	31%	736	438	68%
Installed Base (b)				19,968	15,405	30%

INTERNATIONAL
Sensors	260,000	188,000	38%	1,061,000	633,000	68%
Monitors	536	250	114%	1,587	949	67%
Modules (a)	1,013	623	63%	4,111	1,801	128%
Installed Base (b)				12,285	8,728	41%

(a)	Represents module shipments to OEM customers

(b)	Includes end-user module placements by OEM customers

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)

	December 31,	December 31,
	2005	2004
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash, cash equivalents and marketable securities (A)	$43,773	$32,295
Accounts receivable, net	11,717	7,835
Current portion of investment in sales-type leases	1,623	1,698
Inventory, net	5,117	2,224
Other current assets	1,484	1,192

Total current assets	63,714	45,244

Property and equipment, net	3,727	2,662
Long-term marketable securities (A)	17,568	11,439
Long-term investment in sales-type leases	2,123	2,320
Other long-term assets	—	25

Total assets	$87,132	$61,690

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$311
Accounts payable and accrued liabilities	12,589	9,752
Deferred revenue	3,137	957

Total current liabilities	15,726	11,020

Long-term portion of deferred revenue	3,983	4,898
Long-term debt	—	186
Stockholders’ equity	67,423	45,586

Total liabilities and stockholders’ equity	$87,132	$61,690

(A)	Investments with maturities beyond twelve months are included in long-term investments.

Aspect Medical Systems, Inc.

Reconciliation of Non-GAAP Financial Measures
In accordance with the requirements of Regulation G, the Company is presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial metrics to the comparable GAAP measures.
RECONCILIATION OF FORECASTED GAAP NET INCOME PER DILUTED SHARE TO FORECASTED NET INCOME PER DILUTED SHARE , ON A NON-GAAP BASIS AFTER EXCLUDING THE IMPACT OF STOCK BASED COMPENSATION

Q1 2006 Estimated
GAAP Net Income Per Diluted Share*	$0.03 - $0.04
Stock Based Compensation Expense	$0.08
Non-GAAP Net Income Per Diluted Share	$0.11 - $0.12

*	Most directly comparable GAAP financial measure